Exhibit 21.1

SUBSIDIARIES

The subsidiaries of the Company as of October 30, 2009, are as follows:

Name of Subsidiary	Jurisdiction of Incorporation

Advanced Input Devices, Inc.	Delaware
Esterline Input Devices (Shanghai) Ltd.	China
LRE Medical GmbH	Germany
Memtron Technologies Co.	Delaware

Armtec Defense Products Co.	Delaware
Armtec Countermeasures Co.	Delaware
Armtec Countermeasures TNO Co.	Delaware
Wallop Defence Systems	England

Auxitrol S.A.	France
Esterline Sensors Services Americas, Inc.	Delaware
Norwich Aero Products Ltd.	New York
Pressure Systems, Inc.	Virginia
Weston Aerospace Ltd.	England

CMC Electronics Incorporated	Canada
CMC Electronics Aurora Incorporated	Delaware

Hytek Finishes Co.	Delaware

Kirkhill – TA Co.	California
Darchem Engineering Ltd.	Scotland
NMC Group, Inc.	California

Korry Electronics Co.	Delaware
AVISTA Incorporated	Wisconsin
BVR Technologies Co.	Delaware
Mason Electric Co.	Delaware

Leach International Corporation	Delaware

Leach International Europe S.A.	France

Palomar Products, Inc.	Delaware

Racal Acoustics Ltd.	England
Racal Acoustics Inc.	Delaware

The above list excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 30, 2009.